NEWS RELEASE

FOR IMMEDIATE RELEASE

                                             Contact:
                                             --------
                                             S. Patric Plumley
                                             Sr. Vice President, CFO, Treasurer
                                             and Secretary
                                             920-208-4107
                                             pplumley@shopthepig.com
                                             -----------------------


               FRESH BRANDS REPORTS RECORD SALES AND EPS FOR 2002;
               ---------------------------------------------------
                COMPANY DECLARES FIRST QUARTER 2003 CASH DIVIDEND
                -------------------------------------------------


SHEBOYGAN, Wis., February 25, 2003.... Fresh Brands, Inc. (Nasdaq: FRSH) today reported record sales and earnings per share for its fiscal year ended December 28, 2002.

Net sales for fiscal 2002 were a record $619.1 million, a 7.8% increase over the prior year's sales of $574.2 million. Net earnings for the year increased 5.4% to $8.0 million, compared to restated net earnings of $7.6 million in 2001. Diluted earnings per share for 2002 were a record $1.54, a 6.2% increase over restated diluted earnings of $1.45 per share in the prior year.

Retail sales for 2002 improved 15.0% to $305.2 million, compared to $265.4 million in the prior year. Net wholesale sales for fiscal 2002 totaled $313.9 million, a 1.6% increase over net wholesale sales of $308.8 million in 2001.

For the fourth quarter of fiscal 2002, net sales were $146.2 million, compared to last year's fourth quarter sales of $145.7 million. Net earnings for the fourth quarter of 2002 were $2.8 million, a 9.0% increase over restated net earnings of $2.6 million for the same period in 2001. Diluted earnings per share for the fourth quarter of 2002 increased 8.0% to $0.54 per share, compared to restated diluted earnings per share of $0.50 for the same period in 2001.


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Retail sales for the fourth quarter of 2002 were $70.5 million, a 2.6% decrease from $72.4 million in the fourth quarter of 2001. Net wholesale sales for the fourth quarter of 2002 increased 3.3% to $75.7 million, compared to $73.3 million in the fourth quarter of last year.

"We are pleased to report record results for 2002, especially in view of the heightened competitive environment, the continued softness in the economy and consumers' sustained focus on price. In addition, we made good progress during the year in building our infrastructure for future growth and advancing our strategy of differentiating ourselves from the competition," said Elwood F. Winn, president and chief executive officer of Fresh Brands. He further noted that comparable store sales for Piggly Wiggly franchise and corporate retail stores increased .6% in the fourth quarter and were basically flat for the year.

"The gross profit was 19.1% in 2002, compared to 18.0% for the prior year, reflecting the higher mix of retail sales as a result of the Dick's acquisition," Winn said. "Selling and administrative expenses for 2002 as a percent of sales, were 15.4%, compared to 14.5% in 2001, reflecting the higher mix of retail sales and continued increases in costs for health and accident insurance," Winn added.

"We further positioned Fresh Brands for the future through a $5.0 million investment in the expansion of our freezer and warehouse operations in Sheboygan, which increased our overall capacity by approximately 30%. We also improved our health and beauty care, general merchandise and our dairy distribution capabilities enabling us to improve the mix of merchandise in our stores as well as support our future growth plans," Winn said. "We made good progress with our $15.0 million business systems project and are currently evaluating adding $4.0 million to $5.0 million in additional spending to replace our point of sale hardware and software.


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Winn noted that the reaudits and restatements of earnings for 2001, 2000 and
1999 have been substantially completed. "We're pleased that this process has been successfully finalized and we will be filing amended reports within 30 days. The total legal and accounting fees related to the reaudits and restatements are approximately $200,000 or after tax $0.02 per share, which is within the previously announced estimate," Winn added.

"Looking ahead, while it is difficult to predict when consumer spending will return to normal levels, we expect that earnings for 2003 will be in the range of $1.54 to $1.60 per share, barring any unusual occurrences in the economy or our business and without the potential benefits associated with an acquisition," Winn said.

During the fourth quarter of 2002, the company repurchased 30,955 shares of its common stock at an aggregate price of $471,000. In 2002, the company repurchased a total of 136,000 shares at a cumulative aggregate price of $2.3 million. At the end of the year, $4.6 million remained available from the Board's previously announced increased share repurchase authorization of $30 million.

In January 2003, the company opened a new corporate store in Kenosha, Wisconsin, its second "Piggly Wiggly Fresh MarketCircle" store featuring the company's distinctive circular store prototype design. A new replacement franchise store in Omro, Wisconsin, opened in February. During the remainder of the year, the company expects additional new store openings including another corporate replacement store in Sheboygan, Wisconsin (the company's third Fresh MarketCircle store), and expanded and renovated franchise stores in Juneau, Union Grove, Mosinee, Cross Plains and Mayville, Wisconsin. In addition, Fresh Brands recently announced plans for its first store in Iowa, the first expansion of Dick's Supermarkets, in Maquoketa, Iowa. "We feel this new store is simply the first step in what we believe is excellent growth potential for the Dick's Supermarket brand," Winn added.

Winn also indicated that the Board of Directors has approved construction of a new and expanded bakery and deli production facility in Platteville, Wisconsin, and a new and expanded

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corporate replacement store in Racine, Wisconsin. "The new 40,000 square foot production facility in Platteville nearly doubles the size of the facility we acquired as part of the Dick's acquisition," Winn said.

Separately, the company also announced that its Board of Directors has declared a regular first quarter cash dividend of $0.09 per share, payable March 15, 2003, to shareholders of record March 1, 2003.

As a follow-up to this release, Fresh Brands will host a conference call on Tuesday, February 25, at 1:00 p.m. CST (2:00 p.m. EST). The call can be accessed by dialing 1-877-601-3547 (passcode is EWINN, leader is Mr. Elwood Winn). The call will be available for replay through Tuesday, March 3, 2003, by dialing 1-800-876-8591.

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets currently operate under the Piggly Wiggly(R) and Dick's(R) Supermarkets brands. Fresh Brands currently has 74 franchised supermarkets, 28 corporate-owned stores all served by two distribution centers and a centralized bakery/deli production facility. Stores are located throughout Wisconsin and northern Illinois. For more information, please visit the company's Web site: www.fresh-brands.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company believes, anticipates, expects or words of similar import. Similarly, statements that describe the Company's future plans, objectives, strategies or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties including, but not limited, to the following: (1) presence of intense competitive market activity in the Company's market areas; (2) ability to identify and develop new market locations for expansion purposes; (3) continuing ability to obtain reasonable vendor marketing funds for promotional purposes; (4) the cost and results of the Company's new business information technology systems replacement project; (5) ongoing absence of food price inflation; (6) the Company's ability to continue to recruit, train and retain quality franchise and corporate retail store operators; (7) the potential recognition of repositioning charges resulting from potential closures, conversions and consolidations of retail stores due principally to the competitive nature of the industry and to the quality of the Company's retail store operators; and (8) economic and political uncertainties. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.



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
                                                Fresh Brands, Inc.
                                        Consolidated Statement of Earnings
                                                    (unaudited)

                                                       For the 12-weeks ended                     For the 52-weeks ended
                                              --------------------------------------    --------------------------------------

                                              December 28,         December 29, 2001    December 28,        December 29, 2001
                                                 2002                 (Restated)           2002                 (Restated)

Net sales..............................       $146,155,000            $145,689,000      $619,075,000           $574,232,000

Costs and expenses:

  Cost of products sold................        121,012,000             119,704,000       500,706,000            470,857,000

  Selling and administrative expenses..         18,192,000              19,458,000        95,620,000             83,387,000

  Depreciation and amortization........          1,885,000               1,934,000         7,771,000              6,913,000

  Interest expense (net)...............            548,000                 487,000         1,871,000                763,000
                                              ------------            ------------      ------------           ------------
     Total costs and expenses..........        141,637,000             141,583,000       605,968,000            561,920,000


Earnings before income taxes.......              4,518,000               4,106,000        13,107,000             12,312,000

Income taxes...........................          1,739,000               1,556,000         5,062,000              4,676,000
                                              ------------            ------------      ------------           ------------
Net earnings...........................       $  2,779,000            $  2,550,000      $  8,045,000           $  7,636,000


Earnings per share - basic.............       $       0.54            $       0.50      $       1.56           $       1.46

Earnings per share - diluted...........       $       0.54            $       0.50      $       1.54           $       1.45


Weighted average shares outstanding:

  Basic................................          5,128,000               5,056,000         5,150,000              5,228,000

  Diluted..............................          5,175,000               5,133,000         5,231,000              5,270,000

Cash dividends per share of common stock      $       0.09            $       0.09      $       0.36           $       0.36

Note to Consolidated Statement of Earnings

In accordance with guidance under Emerging Issues Task Force ("EITF") No. 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of Vendor Products," certain 2001 amounts previously reported have been reclassified to conform to the 2002 presentation.

Certain 2001 amounts previously reported have been reclassified to conform to the 2002 presentation.

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